[INSERT LOGO HERE]




        THERMO FIBERTEK INC.
        81 Wyman Street, Post Office Box 9046, Waltham, MA  02254-9046



                                                         April [  ], 1997

        Dear Stockholder:

             The enclosed Notice calls the 1997 Annual Meeting of the Stockholders of Thermo Fibertek Inc. I respectfully request all Stockholders attend this Meeting, if possible.

             Our Annual Report for the year ended December 28, 1996, is enclosed. I hope you will read it carefully. Feel free to forward any questions you may have if you are unable to be present at the Meeting.

             Enclosed with this letter is a Proxy authorizing three officers of the Corporation to vote your shares for you if you do not attend the Meeting. Whether or not you are able to attend the Meeting, I urge you to complete your Proxy and return it to our transfer agent, American Stock Transfer and Trust Company, in the enclosed addressed, postage-paid envelope, as a quorum of the Stockholders must be present at the Meeting, either in person or by proxy.

             I would appreciate your immediate attention to the mailing of this Proxy.

                                           Yours very truly,




                                           WILLIAM A. RAINVILLE
                                           President and
                                                Chief Executive Officer
PAGE

        [INSERT LOGO HERE]





        THERMO FIBERTEK INC.
        81 Wyman Street, Post Office Box 9046, Waltham, MA  02254-9046



                                                        April [   ], 1997


        To the Holders of the Common Stock of
             THERMO FIBERTEK INC.

                            NOTICE OF ANNUAL MEETING

             The 1997 Annual Meeting of the Stockholders of Thermo Fibertek Inc. (the "Corporation") will be held on Monday, June 2, 1997, at 8:00 a.m. at The Hyatt Regency Hotel, Hilton Head, South Carolina. The purpose of the Meeting is to consider and take action upon the following matters:

             1.   Election of five Directors.

             2. A proposal, recommended by the Board of Directors, to amend the Corporation's Certificate of Incorporation to increase the Corporation's authorized common stock, $.01 par value, from 75 million shares to 150 million shares.

             3. Such other business as may properly be brought before the Meeting and any adjournment thereof.

             The transfer books of the Corporation will not be closed prior to the Meeting, but, pursuant to appropriate action by the Board of Directors, the record date for the determination of the Stockholders entitled to notice of and vote at the Meeting is April 7, 1997.

             The By-laws require that the holders of a majority of the stock issued and outstanding and entitled to vote be present or represented by proxy at the Meeting in order to constitute a quorum for the transaction of business. It is important that your shares be represented at the Meeting regardless of the number of shares you may hold. Whether or not you are able to be present in person, please sign and return promptly the enclosed Proxy in the accompanying envelope, which requires no postage if mailed in the United States.

PAGE

             This Notice, the Proxy and Proxy Statement enclosed herewith are sent to you by order of the Board of Directors.

                                           SANDRA L. LAMBERT
                                                     Secretary



















































                                        1
PAGE

                                PROXY STATEMENT

            The enclosed Proxy is solicited by the Board of Directors of Thermo Fibertek Inc. (the "Corporation") for use at the 1997 Annual Meeting of the Stockholders (the "Meeting") to be held on Monday, June 2, 1997, at 8:00 a.m. at The Hyatt Regency Hotel, Hilton Head, South Carolina and any adjournment thereof. The mailing address of the executive office of the Corporation is 81 Wyman Street, Waltham, Massachusetts 02254-9046. This Proxy Statement and the enclosed Proxy were first furnished to
       Stockholders of the Corporation on or about April [   ], 1997.

                               VOTING PROCEDURES

            The Board of Directors intends to present to the Meeting the election of five Directors, constituting the entire Board of Directors and one other matter: a proposal to amend the Corporation's Certificate of Incorporation to increase the Corporation's authorized common stock $.01 par value ("Common Stock") from 75 million shares to 150 million shares.

            The representation in person or by proxy of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to provide a quorum for the transaction of business at the Meeting. Shares can only be voted if the Stockholder is present in person or is represented by returning a properly signed Proxy. Each Stockholder's vote is very important. Whether or not you plan to attend the Meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. All signed and returned proxies will be counted towards establishing a quorum for the Meeting, regardless of how the shares are voted.

            Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted for the management nominees for Directors, for the management proposal, and as the individuals named as proxy holders on the Proxy deem advisable on all other matters as may properly come before the Meeting.

            In order to be elected a Director, a nominee must receive the affirmative vote of a majority of the shares of Common Stock present and entitled to vote on the election. For the proposal to increase the authorized Common Stock, the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote on the matter is necessary for approval. Withholding authority to vote for a nominee for Director or an instruction to abstain from voting on a proposal will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against the nominee or a proposal. With respect to the election of Directors, broker "non-votes" will not be treated as shares present and entitled to vote on a voting matter and will have no effect on the outcome of the vote. With respect to the

                                        2
PAGE
       management proposal to increase the authorized Common Stock, broker "non-votes" will have the same effect as a vote against the proposal to increase the authorized Common Stock. A broker "non-vote" occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner.

            A Stockholder who returns a Proxy may revoke it at any time before the Stockholder's shares are voted at the Meeting by written notice to the Secretary of the Corporation received prior to the Meeting, by executing and returning a later-dated Proxy or by voting by ballot at the Meeting.

            The outstanding stock of the Corporation entitled to vote (excluding shares held in treasury by the Corporation) as of
       April 7, 1997 consisted of [                     ] shares of
       Common Stock. Only Stockholders of record at the close of business on April 7, 1997 are entitled to vote at the Meeting. Each share is entitled to one vote.





































                                        3
PAGE

                                --PROPOSAL 1--


                             ELECTION OF DIRECTORS
            Five Directors are to be elected at the Meeting, each to
       hold office until his successor is chosen and qualified or until his earlier resignation, death or removal.

       Nominees For Directors

            Set forth below are the names of the persons nominated as Directors, their ages, their offices in the Corporation, if any, their principal occupation or employment for the past five years, the length of their tenure as Directors and the names of other public companies in which such persons hold directorships. Information regarding their beneficial ownership of the Corporation's Common Stock and of the common stock of its parent corporation, Thermo Electron Corporation ("Thermo Electron"), is reported under the caption "Stock Ownership." All of the nominees are currently Directors of the Corporation. Senator Paul E. Tsongas, who had served as a Director of the Corporation since 1992, passed away in January 1997.

       Dr. Walter J.       Dr. Bornhorst, 56, has been a Director of
       Bornhorst           the Corporation since its inception in
                           1991. Since 1994, Dr. Bornhorst has been the Chairman of Z Corporation, a developer of rapid prototyping equipment. From the inception of the Corporation to December
                           1992, Dr. Bornhorst was Chairman of the
                           Board.  He was Senior Vice President of
                           Thermo Electron from 1985 to 1992.  Dr.
                           Bornhorst is also a director of Thermo
                           Cardiosystems Inc. Dr. Bornhorst is the son-in-law of Dr. George N. Hatsopoulos, a
                           Director of the Corporation.

       Dr. George N.       Dr. Hatsopoulos, 70, has been a Director of
       Hatsopoulos         the Corporation since its inception. Dr.
                           Hatsopoulos has been the Chairman of the Board and Chief Executive Officer of Thermo
                           Electron since 1956 and President of Thermo
                           Electron from 1956 to January 1997.  Dr.
                           Hatsopoulos is also a director of
                           Thermedics Inc., Thermo Electron, Thermo
                           Ecotek Corporation, Thermo Instrument
                           Systems Inc., Thermo Optek Corporation,
                           ThermoQuest Corporation and ThermoTrex
                           Corporation.  Dr. Hatsopoulos is the
                           brother of Mr. John N. Hatsopoulos, a
                           Director, the Chief Financial Officer and a
                           Vice President of the Corporation, and is the father-in-law of Dr. Walter J.
                           Bornhorst, a Director of the Corporation.



                                        4
PAGE

       John N. Hatsopoulos Mr. Hatsopoulos, 62, has been a Director,
                           Chief Financial Officer and Vice President of the Corporation since its inception. He has been the President of Thermo Electron since January 1997, the Chief Financial Officer of Thermo Electron since 1988, and an Executive Vice President of Thermo Electron from 1986 to 1997. Mr. Hatsopoulos is also a director of LOIS/USA Inc., Thermedics Inc., Thermo Ecotek Corporation, Thermo Fibergen Inc., Thermo Instrument Systems Inc., Thermo Power Corporation, Thermo TerraTech Inc. and ThermoTrex Corporation. Mr. Hatsopoulos is the brother of Dr. George N. Hatsopoulos, a Director of the Corporation.

       Donald E. Noble     Mr. Noble, 82, has been a Director of the
                           Corporation since January 1992 and Chairman of the Board since December 1992. From 1959 to 1980, Mr. Noble served as the chief executive officer of Rubbermaid
                           Incorporated, first with the title of
                           president and then as the chairman of the board. Mr. Noble is also a Director of Thermo Electron, Thermo Power Corporation,
                           Thermo Sentron Inc. and Thermo TerraTech
                           Inc.


       William A.          Mr. Rainville, 55, has been President and
       Rainville           Chief Executive Officer of the Corporation
                           since its inception and a Director since
                           January 1992.  From 1984 until January
                           1993, Mr. Rainville was the President and
                           Chief Executive Officer of Thermo Web
                           Systems Inc., a subsidiary of the
                           Corporation.  He has been a Senior Vice
                           President of Thermo Electron since March
                           1993 and a Vice President since 1986.  Mr.
                           Rainville is also a director of Thermo
                           Ecotek Corporation, Thermo TerraTech Inc.
                           and Thermo Remediation Inc.


       Committees of the Board of Directors and Meetings

            The Board of Directors has established an Audit Committee and a Human Resources Committee, each consisting solely of outside Directors. The present members of the Audit Committee are Mr. Noble (Chairman) and Dr. Bornhorst. The Audit Committee reviews the scope of the audit with the Corporation's independent public accountants and meets with them for the purpose of reviewing the results of the audit subsequent to its completion. The present members of the Human Resources Committee are Mr. Noble (Chairman) and Dr. Bornhorst. The Human Resources Committee reviews the performance of senior members of management, recommends executive compensation and administers the

                                        5
PAGE

       Corporation's stock option and other stock-based compensation plans. The Corporation does not have a nominating committee of the Board of Directors. The Board of Directors met six times, the Audit Committee met once and the Human Resources Committee met five times during fiscal 1996. Each Director attended at least 75% of all meetings of the Board of Directors and Committees on which he served held during fiscal 1996.

       Compensation of Directors

            Cash Compensation

            Directors who are not employees of the Corporation, of Thermo Electron or of any other companies affiliated with Thermo Electron (also referred to as "outside directors") receive an annual retainer of $5,000 and a fee of $1,000 per day for attending regular meetings of the Board of Directors and $500 per day for participating in meetings of the Board of Directors held by means of conference telephone and for participating in certain meetings of committees of the Board of Directors. Beginning in January 1997, the non-executive Chairman of the Board receives an additional meeting fee for his service equal to $1,000 per day for attending regular meetings of the Board of Directors and $500 per day for participating in meetings of the Board of Directors held by means of conference telephone. Payment of Directors' fees is made quarterly. Dr. G. Hatsopoulos, Mr. J. Hatsopoulos and Mr. Rainville are all employees of Thermo Electron or its subsidiaries and do not receive any cash compensation from the Corporation for their services as Directors. Directors are also reimbursed for out-of-pocket expenses incurred in attending such meetings.

            Deferred Compensation Plan

            Under the Deferred Compensation Plan for Directors (the "Deferred Compensation Plan"), a Director has the right to defer receipt of his cash fees until he ceases to serve as a Director, dies or retires from his principal occupation. In the event of a change in control or proposed change in control of the Corporation that is not approved by the Board of Directors, deferred amounts become payable immediately. Either of the following is deemed to be a change of control: (a) the occurrence, without the prior approval of the Board of Directors, of the acquisition, directly or indirectly, by any person of 50% or more of the outstanding Common Stock or the outstanding common stock of Thermo Electron; or (b) the failure of the persons serving on the Board of Directors immediately prior to any contested election of directors or any exchange offer or tender offer for the Common Stock on the common stock of Thermo Electron to constitute a majority of the Board of Directors at any time within two years following any such event. Amounts deferred pursuant to the Deferred Compensation Plan are valued at the end of each quarter as units of the Corporation's Common Stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Deferred Compensation Plan. A total of 100,000 shares of Common Stock are currently reserved for issuance under the Deferred Compensation Plan. As of March
                                        6
PAGE

       1, 1997, deferred units equal to 10,119.76 shares of Common Stock were accumulated under the Deferred Compensation Plan.

            Directors Stock Option Plan

            The Corporation's directors stock option plan (the "Directors Plan"), provides for the grant of stock options to purchase shares of common stock of the Corporation and its majority-owned subsidiaries to outside Directors as additional compensation for their service as Directors. Under the Directors Plan, new outside Directors elected or appointed during 1996 will be automatically granted options to purchase 8,000 shares of Common Stock upon their election or appointment. Commencing in 1997, outside Directors are automatically granted options to purchase 1,000 shares of Common Stock annually. In addition, the Directors Plan provides for the automatic grant every five years of options to purchase 1,500 shares of the common stock of a majority-owned subsidiary of the Corporation that is "spun out" to outside investors.

            Prior to 1996, the Directors Plan provided for the grant of stock options upon a Director's initial appointment. Outside Directors appointed before the amendment of the plan received an option to purchase 40,000 shares of Common Stock upon their initial appointment or election. Options granted prior to 1995 are immediately exercisable, and are subject to restrictions upon transfer and the right of the Corporation to repurchase such shares at the exercise price in the event the Director ceases to serve as a Director of the Corporation or any other Thermo Electron company. Such repurchase rights lapse ratably over a five-year period, commencing with the first anniversary of the grant date. These options expire on the seventh anniversary of the grant date, unless the Director dies or otherwise ceases to serve as a Director of the Corporation or any other Thermo Electron company prior to that date.

            Outside Directors first appointed or elected during 1996 will automatically be granted options to purchase 8,000 shares of Common Stock upon their election or appointment under this provision of the Directors Plan. These options are exercisable six months after the date of grant, and are subject to restrictions upon transfer and the right of the Corporation to repurchase such shares at the exercise price in the event the Director ceases to serve as a Director of the Corporation or any other Thermo Electron company. Such repurchase rights lapse in their entirety on the first anniversary of the grant date. These options expire on the fifth anniversary of the grant date, unless the Director dies or otherwise ceases to serve as a Director of the Corporation or any other Thermo Electron company prior to that date. The grant of options upon a Director's appointment will be discontinued after December 31, 1996, pursuant to the terms of the plan, as amended.

            Commencing with the Annual Meeting of Stockholders to be held in 1997, outside Directors will receive an annual grant of

                                        7
PAGE
       options to purchase 1,000 shares of Common Stock pursuant to the Directors Plan at the close of business on the date of each Annual Meeting of the Stockholders of the Corporation. Options evidencing annual grants may be exercised at any time from and after the six-month anniversary of the grant date of the option and prior to the expiration of the option on the third anniversary of the grant date. Shares acquired upon exercise of the options are subject to repurchase by the Corporation at the exercise price if the recipient ceases to serve as a Director of the Corporation or any other Thermo Electron company prior to the first anniversary of the grant date.

            In addition, under the Directors Plan, outside Directors are automatically granted every five years options to purchase 1,500 shares of common stock of each majority-owned subsidiary of the Corporation that is "spun out" to outside investors. The grant occurs on the close of business on the date of the first Annual Meeting of the Stockholders next following the subsidiary's spinout, which is the first to occur of either an initial public offering of the subsidiary's common stock or a sale of such stock to third parties in an arms-length transaction, and also as of the close of business on the date of every fifth Annual Meeting of the Stockholders of the Corporation that occurs thereafter during the duration of the Plan. The options granted vest and become exercisable on the fourth anniversary of the date of grant, unless prior to such date the subsidiary's common stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended (''Section 12 Registration"). In the event that the effective date of Section 12 Registration occurs before the fourth anniversary of the grant date, the option will become immediately exercisable and the shares acquired upon exercise will be subject to restrictions on transfer and the right of the Corporation to repurchase such shares at the exercise price in the event the Director ceases to serve as a Director of the Corporation or any other Thermo Electron company. In the event of Section 12 Registration, the restrictions and repurchase rights shall lapse or be deemed to lapse at the rate of 25% per year, starting with the first anniversary of the grant date. These options expire after five years. Under this provision of the Directors Plan, each eligible outside Director will receive an option to purchase 1,500 shares of the common stock of the Corporation's majority owned subsidiary, Thermo Fibergen Inc., at the close of business on the date of the 1997 Annual Meeting of Stockholders.

            The exercise price for options granted under the Directors Plan is the average of the closing prices of the common stock as reported on the American Stock Exchange (or other principal market on which the common stock is then traded) for the five trading days preceding and including the date of grant, or, if the shares are not then traded, at the last price per share paid by third parties in an arms-length transaction prior to the option grant. As of March 1, 1997, an aggregate of
                                                            ------------
                 shares of Common Stock had been reserved for issuance
       --------
       under the Directors Plan, options to purchase              shares
                                                     ------------

                                        8
PAGE
       of Common Stock were outstanding and                       shares
                                            ----------------------
       of Common Stock were available for grant under the Directors
       Plan.

       Stock Ownership Policies for Directors

            During 1996, the Human Resources Committee of the Board of Directors (the "Committee") established a stock holding policy
       for Directors.   The stock holding policy requires each Director
       to hold a minimum of 1,000 shares of Common Stock. Directors are requested to achieve this ownership level by the 1998 Annual Meeting of Stockholders. Directors who are also executive officers of the Corporation are required to comply with a separate stock holding policy established by the Committee in 1996, which is described in "Committee Report on Executive Compensation - Stock Ownership Policies."

            In addition, the Committee adopted a policy requiring Directors to hold a certain number of shares of the Corporation's Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option. This policy is also applicable to executive officers and is described in "Committee Report on Executive Compensation - Stock Ownership Policies."

                                STOCK OWNERSHIP

            The following table sets forth the beneficial ownership of Common Stock, as well as the common stock of Thermo Electron and the Corporation's majority owned subsidiary, Thermo Fibergen Inc. ("Thermo Fibergen"), as of March 1, 1997, with respect to (i) each person who was known by the Corporation to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each Director, (iii) each executive officer named in the summary compensation table under the heading "Executive Compensation" and
       (iv) all Directors and executive officers as a group.

            While certain Directors and executive officers of the Corporation are also Directors and executive officers of Thermo Electron or its subsidiaries other than the Corporation, all such persons disclaim beneficial ownership of the shares of Common Stock owned by Thermo Electron.





             Name           Thermo Fibertek  Thermo Electron  Thermo Fibergen
                                  (2)              (3)              (4)

   Thermo Electron                53,524,300              N/A              N/A
   Corporation (6)

   Jan-Eric Bergstedt                 67,980           20,691           20,250

   Walter J. Bornhorst               168,825            9,415                0

   George N. Hatsopoulos             191,910        3,523,079           20,000

   John N. Hatsopoulos               119,155          526,768           20,000

   Edwin D. Healy                    205,806           56,624           10,000

   Bruno Lamort de Gail              202,500              550           10,000

   Donald E. Noble                   114,250           54,701           30,000

   William A. Rainville              517,894          252,294           41,500

   Edward J. Sindoni                 221,695           46,026           10,000

   All Directors and
   current executive
   officers as a group
   (12 persons)                    2,108,566        4,669,639          149,750



        (1) Except as reflected in the footnotes to this table, shares of Common Stock of the Corporation and of the common stock of Thermo Electron and Thermo Fibergen beneficially

                                        9
PAGE
            owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power.

       (2) The shares of Common Stock shown in the table reflect a three-for-two split of such stock effected in September 1996 in the form of a 50% stock dividend. Shares beneficially owned by Mr. Bergstedt, Dr. Bornhorst, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Healy, Mr. Lamort de Gail, Mr. Noble, Mr. Rainville, Mr. Sindoni and all Directors and executive officers as a group include 64,500, 168,825, 157,910, 97,200, 202,500, 202,500, 95,850, 495,000, 202,500
            and 2,030,885 shares, respectively, that such person or group has the right to acquire within 60 days of March 1, 1997 through the exercise of stock options. Shares beneficially owned by Mr. Noble and all Directors and executive officers as a group include 5,715 shares that had been allocated through March 1, 1997 to Mr. Noble's account maintained under the Corporation's Deferred Compensation Plan for Directors. No Director or executive officer beneficially owned more than 1% of the Common Stock outstanding as of March 1, 1997; all Directors and executive officers as a group beneficially owned 3.3% of the Common Stock outstanding as of such date.

       (3) The shares of common stock of Thermo Electron shown in the table reflect a three-for-two split of such stock distributed in June 1996 in the form of a 50% stock dividend. Shares of the common stock of Thermo Electron beneficially owned by Mr. Bergstedt, Dr. G. Hatsopoulos, Mr.
            J. Hatsopoulos, Mr. Healy, Mr. Noble, Mr. Rainville, Mr. Sindoni and all Directors and executive officers as a group include 19,650, 1,510,300, 429,685, 46,725, 9,375, 205,648,
            28,350 and 2,374,261 shares, respectively, that such person or members of the group has the right to acquire within 60 days of March 1, 1997 through the exercise of stock options. Shares beneficially owned by Dr. G. Hatsopoulos, Mr. J. Hatsopoulos and all Directors and executive officers as a group include 2,317, 1,934 and 5,575 full shares, respectively, allocated through March 1, 1997 to accounts maintained pursuant to Thermo Electron's employee stock ownership plan, of which the trustees, who have investment power over its assets, were as of March 1, 1997 executive officers of Thermo Electron (the "ESOP"). Shares beneficially owned by Mr. Noble and all Directors and executive officers as a group each include 41,911 shares allocated through March 1, 1997 to Mr. Noble's account maintained pursuant to Thermo Electron's deferred compensation plan for directors. Shares beneficially owned by Dr. G. Hatsopoulos include 89,601 shares held by Dr. Hatsopoulos' spouse, 168,750 shares held by a QTIP trust (the "Hatsopoulos QTIP Trust") of which Dr. G. Hatsopoulos' spouse is the trustee, 39,937 shares held by a family trust of which Dr. G. Hatsopoulos' spouse is the trustee, and 153 shares allocated to the account of Dr. G. Hatsopoulos'

                                       10
PAGE
            spouse maintained pursuant to the ESOP. Shares beneficially owned by Dr. G. Hatsopoulos also include 10,800 shares that his spouse has the right to acquire within 60 days of March 1, 1997, through the exercise of stock options. Except for Dr. G. Hatsopoulos, who beneficially owned 2.3% of the Thermo Electron common stock outstanding as of March 1, 1997, no Director or executive officer beneficially owned more than 1% of such common stock outstanding as of such date; all Directors and executive officers as a group beneficially owned approximately 3% of the Thermo Electron common stock outstanding as of March 1, 1997.

       (4) Shares of the common stock of Thermo Fibergen beneficiary owned by Mr. Bergstedt, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Healy, Mr. Lamort de Gail, Mr. Rainville, Mr. Sindoni and all Directors and executive officers as a group include 19,500, 20,000, 20,000, 10,000, 10,000,
            40,000, 10,000 and 134,500 shares, respectively, that such person or members of the group has the right to acquire within 60 days of March 1, 1997, through the exercise of stock options. No Director or executive officer beneficially owned more than 1% of such common stock outstanding as of March 1, 1997; all Directors and executive officers as a group beneficially owned less than 1% of the Thermo Fibergen common stock outstanding as of such date.

       (5) In addition, Mr. Rainville owns 1,500 rights to redeem shares of the common stock of Thermo Fibergen.

       (6) Includes 1,888,122 shares Thermo Electron has the right to acquire within 60 days of March 1, 1997 through the conversion of a convertible note of the Corporation issued to Thermo Electron on February 22, 1994. Thermo Electron beneficially owned 84% of the Common Stock outstanding as of March 1, 1997. Thermo Electron's address is 81 Wyman Street, Waltham, Massachusetts 02254-9046.

       Disclosure of Certain Late Filings

            Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's Directors and executive officers, and beneficial owners of more than 10% of the Common Stock, such as Thermo Electron, to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the Corporation's securities. Based upon a review of such filings, all Section 16(a) filing requirements applicable to such persons were complied with during 1996, except
       in the following instances.   Thermo Electron filed two Form 4s
       late, rerporting a total of five transactions, consisting of two open market purchases, the conversion of a derivate security and the expiration without exercise of two options to purchase Common Stock granted to employees of THermo Electron under its option program.



                                       11
PAGE

                            EXECUTIVE COMPENSATION

       NOTE: All share amounts reported below have, in all cases, been adjusted as applicable to reflect a three-for-two stock splits distributed in June 1996 with respect to the Common Stock and the common stock of Thermo Electron, each in the form of a 50% stock dividend.

       Summary Compensation Table

            The following table summarizes compensation for services to the Corporation in all capacities awarded to, earned by or paid to the Corporation's chief executive officer and its four other most highly compensated executive officer for the last three fiscal years.

            The Corporation is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the Corporation, in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to the Corporation's affairs is provided to the Corporation under the Corporate Services Agreement between the Corporation and Thermo Electron. Accordingly, the compensation for these individuals is not reported in the following table.












                              Summary Compensation Table


                                                      Long Term
                                                      Compensa
                                                      tion
                                                      Securities
                                                      Underlying
                                                      Options         All Other
                                                      (No. of         Compensa
   Name and          Fiscal Annual Compensation       Shares          -tion (2)
   Principal         Year   Salary       Bonus        and
   Position                                           Company
                                                      (1)

   William A.        1996   $102,500      $95,500        40,000 (TFG)   $17,558(4)
   Rainville (3)
     President and   1995    $97,500     $110,000          ----         $15,870
   Chief Executive
     Officer         1994    $91,000      $86,500          ----         $16,269


   Edwin D. Healy (5)1996   $184,000      $44,000           900 (TMO)    $9,136
     Vice President                                      10,000 (TFG)

                     1995   $176,000      $88,300           600 (TMO)    $5,851

                     1994   $168,000      $75,500        45,225 (TMO)    $9,240


   Bruno Lamort de   1996    999,938 Fr.  290,000 Fr.    10,000 (TFG)
   Gail (6)
     Vice President
                     1995    925,060 Fr.  309,000 Fr.                   252,564Fr.

                     1994    875,751 Fr.  257,000 Fr.      ----         196,859Fr.



   Edward J. Sindoni 1996   $151,500      $68,700         2,250 (TMO)   $15,997
   (5)                                                   10,000 (TFG)
      Vice President
                     1995   $145,500      $79,500         1,500 (TMO)   $15,122

                     1994   $140,000      $48,000        24,750 (TMO)   $14,416


   Jan-Eric O.       1996   $145,000      $76,500        15,000 (TFT)    $5,344
   Bergstedt (7)                                          7,650 (TMO)
      Vice President                                     19,500 (TFG)

                     1995   $136,000      $75,600        22,500 (TFT)    $6,750




       (1) Options to purchase Common Stock of the Corporation awarded to executive officers are followed by the designation "TFT." In addition, executive officers of the Corporation have been granted options to purchase common stock of Thermo Electron from time to time (designated in the table as "TMO").

       (2) Represents, for Mr. Rainville and Mr. Sindoni, amounts contributed to their respective accounts under the Corporation's profit-sharing plan. Represents, for Mr. Healy, amounts contributed to his account under the profit-sharing plan maintained by Fiberprep Inc., a subsidiary of the Corporation. Represents, for Mr. Lamort de Gail, amounts contributed for his account under the retirement and profit-sharing plans maintained by E. & M. Lamort, S.A. ("Lamort"), the Corporation's French subsidiary. Represents, for Mr. Bergstedt, the amount of matching contributions made by his employer to his account under the Thermo Electron 401(k).

       (3) Mr. Rainville is a senior vice president of Thermo Electron, as well as the president and chief executive officer of the Corporation. A portion of Mr. Rainville's annual cash compensation (salary and bonus) has been allocated to and paid by Thermo Electron in each of the last three fiscal
                                       12
PAGE
            years as compensation for the services provided to Thermo Electron based on the time he devoted to his responsibilities as a senior vice president of Thermo Electron. The annual cash compensation (salary and bonus) reported in the table for Mr. Rainville represents the amount paid from all sources, including the Corporation, for Mr. Rainville's services as chief executive officer of the Corporation. For 1996, 1995 and 1994, 50%, 50% and 50%,
            respectively, of Mr. Rainville's annual cash compensation (salary and bonus) was allocated to the Corporation for his
            service as the Corporation's chief executive officer.   In
            addition, Mr. Rainville has been granted options to purchase shares of the common stock of Thermo Electron and certain of its subsidiaries other than the Corporation from time to time by Thermo Electron or such other subsidiaries. These options are not reported in this table as they were granted as compensation for service to other Thermo Electron companies in capacities other than in his capacity as the chief executive officer of the Corporation.

       (4) In addition to the matching contribution referred to in footnote (2), such amount includes $1,313 of compensation attributable to an interest-free loan provided to Mr. Rainville pursuant to the Corporation's Stock Holding Assistance Plan. See "Relationship with Affiliates - Stock Holding Assistance Plan."

       (5) Mr. Healy and Mr. Sindoni were all appointed executive officers of the Corporation on June 2, 1994. Reported in the table under "Annual Compensation" and "All Other Compensation" are the total amounts paid in 1994 to these individuals for service in all capacities to the Corporation.

       (6) Mr. Lamort de Gail is a citizen of France and all compensation received by him is paid in French francs. Translated into U.S. dollars using the average exchange rates for 1996, 1995 and 1994, Mr. Lamort de Gail received annual salary of $196,587, $184,364 and $157,285, respectively, annual bonuses of $57,014, $61,584 and $46,157, respectively, and aggregate contributions under Lamort's retirement plans of $50,336 and $35,356, respectively.

       (7) Mr. Bergstedt was appointed an executive officer of the Corporation in September 1995. Reported in the table under "Annual Compensation" and "All Other Compensation" are the total amounts paid in 1995 to Mr. Bergstedt for service in all capacities to the Corporation. Mr. Bergstedt was not an employee of the Corporation prior to 1995.

       Stock Options Granted During Fiscal Year 1996

            The following table sets forth information concerning individual grants of stock options made during fiscal 1996 to the

                                       13
PAGE

       Corporation's chief executive officer and the other named executive officers. It has not been the Corporation's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1996.

            Mr. Rainville is a senior vice president of Thermo Electron and from time to time has been granted options to purchase common stock of Thermo Electron and certain of its subsidiaries other than the Corporation. These options are not reported in this table as they were granted as compensation for service to other Thermo Electron companies in capacities other than in his capacity as the chief executive officer of the Corporation.












































                                       14
PAGE


                        Stock Options Granted in Fiscal 1996


                                                                Poten-
                                                                tial
                                                                Realiz-
                                                                able
                                                                Value at
                                                                Assumed
                                                                Annual
                                                                Rates of
                                                                Stock
                               Percent of                       Price
                               Total                            Appreciation
               Number of       Options                          for Option
               Securities      Granted to     Exercise          Term
               Underlying      Employees      Price    Expira-  (2)
               Options         in             Per      tion
   Name        Granted         Fiscal Year    Share    Date     5%      10%
               (1)

   William A.      20,000 (TFG)       3.5%      $10.00 08/14/08 $159,200  $427,600
   Rainville
                   20,000 (TFG)       3.5%      $10.00 08/14/08 $159,200  $427,600


   Edwin D.           900 (TMO)       0.1% (4)  $42.79 05/22/99   $6,066  $ 12,744
   Healy
                   10,000 (TFG)       1.8%      $10.00 09/11/08  $79,600  $213,800



   Bruno Lamort    10,000 (TFG)       1.8%      $10.00 09/11/08  $79,600  $213,800
   De Gail



   Edward J.        2,250 (TMO)       0.1% (4)  $42.79 05/22/99  $15,165  $31,860
   Sindoni
                   10,000 (TFG)       1.8%      $10.00 09/11/08  $79,600  $213,800



   Jan-Eric        15,000 (TFT)      17.6%      $10.75 12/10/03  $65,700  $153,000
   Bergstedt
                      150 (TMO)       0.1% (4)  $42.79 05/22/99   $1,011    $2,124

                    7,500 (TM0)       0.5%      $37.98 03/11/08 $226,725  $609,150

                    7,500 (TFG)       1.3%      $13.50 12/10/03  $41,250   $96,075

                   12,000 (TFG)       2.1%      $10.00 09/11/08  $95,520  $256,560





       (1) All of the options granted during the fiscal year are immediately exercisable. In all cases, the shares acquired upon exercise are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by the granting corporation or another Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly traded companies, the repurchase rights generally lapse ratably over a five-to-ten year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron company. Certain options granted as part of Thermo Electron's stock option program have three-year terms, and the repurchase rights lapse in their entirety on the second anniversary of the grant date. The granting corporation may permit the holders of options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.

       (2) The amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the
            exercise.   Actual gains, if any, on stock option exercises
            will depend on the future performance of the common stock of the applicable corporation, the optionee's continued employment through the option period and the date on which the options are exercised.

       (3) These options granted to Mr. Rainville are subject to the same terms described in footnote (1), except that the repurchase rights of the granting corporation are deemed to lapse 20% per year commencing on the sixth anniversary of the grant date.

       (4) These options were granted under stock option plans maintained by Thermo Electron companies and accordingly are reported as a percentage of total options granted to employees of Thermo Electron and its subsidiaries.







                                       15
PAGE

       STOCK OPTIONS EXERCISED DURING FISCAL 1996

            The following table reports certain information regarding stock option exercises during fiscal 1996 and outstanding stock options held at the end of fiscal 1996 by the Corporation's chief executive officer and the other named executive officers. No stock appreciation rights were exercised or were outstanding during fiscal 1996.








                 Aggregated Option Exercises In Fiscal 1995 And Fiscal 1995
                                   Year-End Option Values




                                                     Number of
                                                     Unexercised
                                                     Options at
                                   Shares            Fiscal                Value of
                                   Acquired          Year-End              Unexercised
                                   on       Value    (Exercisable/         In-the-Money
   Name          Company           Exercise Realized Unexercisable)        Options
                                                          (1)

  William A.     Thermo Fibertek        --       --        495,000  /0       $2,686,500/--
  Rainville (2)
                 Thermo Fibergen        --       --         40,000  /0          $30,000/--


  Edwin D. Healy Thermo Fibertek        --       --        202,500  /0 (4)     $931,500/--

                 Thermo Electron      9,774 $280,269        46,725  /0 (4)     $808,709/--
                                                            10,000  /0 (5)       $7,500/--

  Bruno Lamort   Thermo Fibertek        --       --        202,500  /0 (4)   $1,073,250/--
   de Gail
                 Thermo Fibergen                            10,000  /0            7,500


  Edward J.      Thermo Fibertek        --       --        202,500  /0 (4)   $1,073,250/--
   Sindoni
                 Thermo Electron      5,624 $142,395        28,350  /0 (4)     $454,088/--

                 Thermo Ecotek        1,500  $18,750           --  /--               --/--

                 Thermo Fibergen        --       --         10,000  /0 (5)       $7,500/--

                 ThermoTrex             900  $37,958           --  /--               --/--


  Jan-Eric       Thermo Fibertek        --       --         64,500  /0          $76,950
   Bergstedt                                                                           /--
                 Thermo Electron        --       --         19,650  /0         $143,220/--

                 Thermo Fibergen         --       --        19,500               $9,000/--








       (1) The shares of the common stock shown in the table have been adjusted to reflect a three for-two stock split with respect to the common stock of Thermo Ecotek distributed in October 1996 in the form of a 50% stock dividend. All of the options reported outstanding at the end of the fiscal year were immediately exercisable as of fiscal year-end. In all cases, the shares acquired upon exercise of the options reported in the table are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or another Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. The repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron company. Certain options granted as a part of Thermo Electron's stock option program have three-year terms, and the repurchase rights lapse in their entirety on the second anniversary of the grant date.

       (2) Mr. Rainville has served as an officer of Thermo Electron in various capacities since 1986 and holds unexercised options to purchase common stock of Thermo Electron and certain of its subsidiaries other than the Corporation. These options are not reported here as they were granted as compensation for service to other Thermo Electron companies in capacities other than in his capacity as the chief executive officer of the Corporation.

       (3) Options to purchase 20,000 shares of the common shares of the common stock of Thermo Fibergen granted to Mr. Rainville are subject to the same terms described in footnote (1), except that the repurchase rights of the granting corporation are deemed to lapse 20% per year commencing on the sixth anniversary of the grant date.



                                       16
PAGE

       (4)  Options to purchase 180,000, 67,500, 45,000 and 45,000 shares of the Corporation's Common Stock held by Mr. Rainville, Mr. Healy, Mr. Lamort de Gail and Mr. Sindoni, respectively, are subject to the same terms described in footnote (1), except that the repurchase rights of the Corporation lapse ratably on the second through sixth anniversaries of the option grant date and shares purchased upon exercise thereof are further restricted from resale until such executive officer's retirement.

       (5) Options to purchase 45,000 and 22,500 shares, respectively, of the common stock of Thermo Electron granted to Mr. Healy, and Mr. Sindoni are subject to the same terms as described in footnote (1), except that the repurchase rights of the granting corporation generally do not lapse until the tenth anniversary of the grant date. In the event of the employee's death or involuntary termination prior to the tenth anniversary of the grant date, the repurchase rights of the granting corporation shall be deemed to have lapsed ratably over a five-year period commencing with the fifth anniversary of the grant date.

       Defined Benefit Retirement Plan

            The Corporation's Auburn, Massachusetts subsidiary, Thermo Web Systems Inc., maintains a defined benefit retirement plan (the "Retirement Plan") for eligible U.S. employees. The following table sets forth the estimated annual benefits payable under the Retirement Plan upon retirement to employees of the subsidiary in specified compensation and years-of-service classifications. The estimated benefits at certain compensation levels reflect the statutory limits on compensation that can be recognized for plan purposes. This limit is currently $150,000 per year.




         Annual Compensation     15      20      25       30      35

         $100,000             $26,250 $35,000 $43,750 $48,125 $48,125

         $125,000             $32,813 $43,750 $54,688 $60,156 $60,156

         $150,000             $39,375 $52,500 $65,625 $72,188 $72,188

            Each eligible employee receives a monthly retirement benefit, beginning at normal retirement age (65), based on a percentage (1.75%) of the average monthly compensation of such employee before retirement, multiplied by his years of service (up to a maximum of 30 years). Full credit is given for the first 25 years of service, and half credit is given for years over 25 and less than 30. Benefits are reduced for retirement before normal retirement age. Average monthly compensation is generally defined as average monthly base salary over the five years of highest compensation in the ten-year period preceding

                                       17
PAGE
       retirement. For 1996, the compensation recognized for plan purposes for Mr. Rainville and Mr. Sindoni was [$150,000 and $145,500] respectively. The estimated credited years of service recognized under the Retirement Plan for Mr. Rainville and Mr. Sindoni is 30 and 22, respectively, assuming retirement at age
       65. Mr. Healy, Mr. Lamort de Gail and Mr. Bergstedt are not entitled to receive any benefits under the Retirement Plan. No benefits under the Retirement Plan vest for an employee until after five years of participation, at which time they become fully vested. The benefits shown in the above table are subject to reduction for Social Security benefits. The plan benefits shown are payable during the employee's lifetime unless the employee elects another form of benefit that provides death benefit protection.

       Severance Agreements

            In 1988, Thermo Electron entered into severance agreements with several of its key employees, including key employees of the Corporation and other majority-owned subsidiaries. These agreements provide severance benefits if there is a change of control of Thermo Electron that is not approved by the Board of Directors of Thermo Electron and the employee's employment with Thermo Electron or the majority-owned subsidiary is terminated, for whatever reason, within one year thereafter. For purposes of the agreement a change of control exists upon (i) the acquisition of 50% or more of the outstanding common stock of Thermo Electron by any person without the prior approval of the board of directors of Thermo Electron, (ii) the failure of the board of directors of Thermo Electron, within two years after any contested election of directors or tender or exchange offer not approved by the board of directors, to be constituted of a majority of directors holding office prior to such event or (iii) any other event that the board of directors of Thermo Electron determines constitutes an effective change of control of Thermo Electron. Each of the recipients of these agreements would receive a lump-sum benefit at the time of a qualifying severance equal to the highest total cash compensation paid to the employee by Thermo Electron or the majority-owned subsidiary in any 12-month period during the three years preceding the severance event. A qualifying severance exists (i) if the employment of the executive officer is terminated for any reason within one year after a change in control of Thermo Electron or (ii) a group of directors of Thermo Electron consisting of directors of Thermo Electron on the date of the severance agreement or, if an election contest or tender or exchange offer for Thermo Electron's common stock has occurred, the directors of Thermo Electron immediately prior to such election contest or tender or exchange offer, and any future directors who are nominated or elected by such directors, determines that any other termination of the executive officer's employment should be treated as a qualifying severance. The benefits to be provided are limited so that the payments would not constitute so-called "excess parachute payments" under applicable provisions of the Internal Revenue Code of 1986. Assuming that severance benefits would have

                                       18
PAGE
       been payable under these agreements as of December 28, 1996, Mr. Rainville would have received approximately $415,000.

            In connection with the acquisition of E. & M. Lamort, S.A., the Corporation entered into a noncompetition agreement with Mr. Lamort de Gail. Pursuant to this agreement, if Mr. Lamort de Gail's employment is terminated prior to his normal retirement age of 65, in consideration of Mr. Lamort de Gail's agreement not to compete with the Corporation for three years after such termination, the Corporation has agreed to pay Mr. Lamort de Gail
       an aggregate of 3,500,000 French Francs ($                at the
                                                 ---------------
       applicable exchange rate on March 1, 1997), payable in 36 equal monthly installments. Installments payable to Mr. Lamort de Gail after his 60th birthday will be reduced by 20% in each year thereafter and no installments will be payable to Mr. Lamort de Gail after his 65th birthday. In the event that Mr. Lamort de Gail voluntarily resigns from the Corporation, amounts payable under this agreement will be reduced by one-third.

                  COMMITTEE REPORT ON EXECUTIVE COMPENSATION

       Executive Compensation
            All decisions on compensation for the Corporation's executive officers are made by the Human Resources Committee of the Board of Directors (the "Committee"). In reviewing and establishing total cash compensation and stock-based compensation for executives, the Committee follows guidelines established by the Human Resources Committee of the Board of Directors of its parent corporation, Thermo Electron. The executive compensation program presently consists of annual base salary ("salary"), short-term incentives in the form of annual cash bonuses, and long-term incentives in the form of stock options.

            The Committee believes that the compensation of executive officers should reflect the scope of their responsibilities, the success of the Corporation, and the contributions of each executive to that success. In addition, the Committee believes that base salaries should approximate the mid-point of competitive salaries derived from market surveys and that short-term and long-term incentive compensation should reflect the performance of the Corporation and the contributions of each executive.

            External competitiveness is an important element of the Committee's compensation policy. The competitiveness of the Corporation's compensation for its U.S.-based executives is assessed by comparing it to market data provided by its compensation consultant and by participating in annual executive compensation surveys, primarily "Project 777", an executive compensation survey prepared by Management Compensation Services, a division of Hewitt Associates. The majority of firms represented in the Project 777 survey are included in the Standard & Poor's 500 Index, but do not necessarily correspond to the companies included in the Corporation's peer group index, the


                                       19
PAGE

       Dow Jones Total Return Index for the Paper Products Industry
       Group.

            Principles of internal equity are also central to the Committee's compensation policies. Compensation considered for the Corporation's officers, whether cash or stock-based incentives, is also evaluated by comparing it to compensation of other executives within the Thermo Electron organization with comparable levels of responsibility for comparably sized business units.

            The process for determining each of these elements for the Corporation's executive officers is outlined below.

            Base Salary

            Base salaries are intended to approximate the mid-point of competitive salaries for similar organizations of comparable size and complexity to the Corporation. Executive salaries are adjusted gradually over time and only as necessary to meet this objective. Increases in base salary may be moderated by other considerations, such as geographic or regional market data, industry trends or internal fairness within the Corporation and Thermo Electron. It is the Committee's intention that over time the base salaries for the chief executive officer and the other named executive officers will approach the mid-point of competitive data. The salary increases in 1996 for the chief executive officer and the other named executive officers generally reflect this practice of gradual increases and moderation.

            Cash Bonus

            The Committee establishes a median potential bonus for each executive by using the market data on total cash compensation from the same executive compensation surveys as used to determine salaries for U.S.-based executives and local market data for executives who are based outside of the U.S. and are not U.S. citizens. Specifically, the median potential bonus plus the salary of an executive officer is approximately equal to the mid-point of competitive total cash compensation for a similar position and level of responsibility in businesses having comparable sales and complexity to the Corporation. The actual bonus awarded to an executive officer may range from zero to three times the median potential bonus. The value within the range (the bonus multiplier) is determined at the end of each year by the Committee in its discretion. The Committee exercises its discretion by evaluating each executive's performance using a methodology developed by its parent corporation, Thermo Electron, and applied throughout the Thermo Electron organization. The methodology incorporates measures of operating returns, designed to measure profitability and contributions to shareholder value and are measures of corporate and divisional performance that are evaluated using graphs developed by Thermo Electron intended to reward performance that is perceived as above average and to penalize performance that is perceived as below average. The

                                       20
PAGE
       measures of operating returns used in the Committee's determinations in fiscal 1996 measured return on net assets, growth in income, and return on sales, and the Committee's determinations also included a subjective evaluation of the contributions of each executive that are not captured by operating measures but are considered important to the creation of long-term value for the Stockholders. These measures of achievements are not financial targets that are met, not met or exceeded. The relative weighting of the operating measures and subjective evaluation varies among the executives depending on their roles and responsibilities within the organization.

            The bonuses for named executive officers approved by the Committee with respect to fiscal 1996 performance in each instance exceeded the median potential bonus.

            Stock Option Program

            The primary goal of the Corporation is to excel in the creation of long-term value for the Stockholders. The principal incentive tool used to achieve this goal is the periodic award to key employees of options to purchase common stock of the Corporation and other Thermo Electron companies.

            The Committee and management believe that awards of stock options to purchase the shares of both the Corporation and other companies within the Thermo Electron group of companies accomplish many objectives. The grant of options to key employees encourages equity ownership in the Corporation, and closely aligns management's interests to the interests of all the Stockholders. The emphasis on stock options also results in management's compensation being closely linked to stock performance. In addition, because they are subject to vesting periods of varying durations and to forfeiture if the employee leaves the Corporation prematurely, stock options are an incentive for key employees to remain with the Corporation long-term. The Committee believes stock option awards in its parent company, Thermo Electron, its majority-owned subsidiary, Thermo Fibergen, and the other majority-owned subsidiaries of Thermo Electron, are an important tool in providing incentives for performance within the entire organization.

            In determining awards, the Committee considers the average annual value of all options to purchase shares of the Corporation and other companies within the Thermo Electron organization that vest in the next five years. (Values are established using a modified Black-Scholes option pricing model.) As a guideline, the Committee strives to maintain the aggregate amount of net awards to all employees over a five-year period below 12% of the Corporation's outstanding common stock, although other factors such as unusual transactions and acquisitions and standards for awards of comparably situated companies may affect the number of awards granted.



                                       21
PAGE

            Awards are not made annually in conjunction with the annual review of cash compensation, but are made periodically. The Committee considers total compensation of executives, actual and anticipated contributions of each executive (which include a subjective assessment by the Committee of the value of the executive's future potential with the organization), as well as the value of previously awarded options as described above, in determining option awards. The option awards made in 1996 to the named executive officers with respect to the common stock of the Corporation, the Corporation's parent, Thermo Electron, and the Corporation's majority-owned subsidiary, Thermo Fibergen, were determined by the human resources committee of the board of directors of the applicable company using a similar analysis.

       Stock Ownership Policies

            During 1996, the Committee established a stock holding policy for executive officers of the Corporation. The stock holding policy specifies an appropriate level of ownership of the Corporation's Common Stock as a multiple of the officer's compensation. For the chief executive officer, the multiple is one times his base salary and reference bonus for the calendar year. For all other officers, the multiple is one times the officer's base salary. The Committee deemed it appropriate to permit officers to achieve these ownership levels over a three-year period.

            In order to assist officers in complying with the policy, the Committee also adopted a stock holding assistance plan under which the Corporation is authorized to make interest-free loans to officers to enable them to purchase shares of the Common Stock in the open market. The loans are required to be repaid ratably to the Corporation over a five-year period. During 1996, Mr. Rainville, the Corporation's chief executive officer, received a
       loan in the principal amount of $                       under
                                         ---------------------
       this plan. See "Relationship with Affiliates - Stock Holding Assistance Plan."

            The Committee also adopted a policy requiring its executive officers to hold a certain number of shares of the Corporation's Common Stock acquired upon the exercise of stock options granted by the Corporation. Under this policy, executive officers are required to hold one-half of their net option exercises for a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the options.

       Policy on Deductibility of Compensation

            The Committee has also considered the application of Section 162(m) of the Internal Revenue Code to the Corporation's compensation practices. Section 162(m) limits the tax deduction available to public companies for annual compensation paid to
                                       22
PAGE
       senior executive in excess of $1 million, unless the compensation qualified as "performance based" or is otherwise exempt from
       Section 162(m). The annual compensation paid to individual executives does not approach the $1 million threshold, and it is believed that the stock incentive plans of the Corporation qualify as "performance based." Therefore, the Committee does not believe any further action is necessary in order to comply with Section 162(m). From time to time, the Committee will reexamine the Corporation's compensation practices and the effect of Section 162(m).

       1996 CEO Compensation

            Cash compensation for Mr. William A. Rainville is reviewed by both the Committee and the human resources committee of the board of directors of Thermo Electron, due to Mr. Rainville's responsibilities as both the Corporation's chief executive officer and as a senior vice president of Thermo Electron, the Corporation's parent company. Each committee evaluates Mr. Rainville's performance and proposed compensation using a process similar to that used for the other executive officers of the Corporation. At the Thermo Electron level, Mr. Rainville is evaluated on his performance related to the Corporation as well as other operating units of Thermo Electron for which he is responsible, weighted in accordance with the amount of time and effort devoted to each operation. Approximately 50% of Mr. Rainville's bonus for 1996 performance was attributable to his responsibilities at the Corporation. The Corporation's Committee then reviews the analysis and determinations of the Thermo Electron committee, makes an independent assessment of Mr. Rainville's performance as it relates to the Corporation using criteria similar to that used for the other executive officers of the Corporation, and then agrees to an appropriate allocation of Mr. Rainville's compensation to be paid by the Corporation.

            In December 1996, the Committee conducted its review of Mr. Rainville's proposed salary for 1997 and bonus for 1996 performance. In 1996, Mr. Rainville was awarded options to purchase 40,000 shares of the Common stock of the Corporation's majority-owned subsidiary, Thermo Fibergen. These options were awarded in connection with Mr. Rainville's position as a Director and Chairman of the Board of Thermo Fibergen, and were determined in a manner consistent with awards to other officers, as described above. The Committee concurred in the recommendations made by the Thermo Electron committee and agreed to an allocation of 50% of Mr. Rainville's total cash compensation for 1996 to the Corporation, based on his relative responsibilities at the Corporation and Thermo Electron.

                        Mr. Donald E. Noble (Chairman)
                            Dr. Walter J. Bornhorst





                                       23
PAGE

                         COMPARATIVE PERFORMANCE GRAPH

                             (Graph Appears Here)



            The Securities and Exchange Commission requires that the Corporation include in this Proxy Statement a line-graph presentation comparing cumulative, five-year shareholder returns for the Corporation's Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation. The Corporation's Common Stock has been publicly traded only since November 2, 1992 and, as a result, the following graph commences as of such date. The Corporation has compared its performance with the American Stock Exchange Market Value Index and the Dow Jones Total Return Index for the Paper Products Industry Group ("DJ Paper").

            Comparison of Total Return Among Thermo Fibertek Inc.,
            the American Stock Exchange Market Value Index and the
         Dow Jones Total Return Index for the Paper Products Industry
                                     Group
                  from November 2, 1992 to December 27, 1996


                              [GRAPH TO BE ADDED]




               11/02/92  12/31/92 12/31/93  12/30/94 12/29/95 12/27/96

       TFT     100       119      198       198      424      261

       AMEX    100       104      125       113      143      152

       DJ      100       101      109       122      139      149
       Paper


            The total return for the Corporation's Common Stock (TFT), the American Stock Exchange Market Value Index (AMEX) and the Dow Jones Total Return Index for the Paper Products Industry Group (DJ Paper) assumes the reinvestment of dividends, although dividends have not been declared on the Corporation's Common Stock. The American Stock Exchange Market Value Index tracks the aggregate performance of equity securities of companies listed on the American Stock Exchange. The Corporation's Common Stock is traded on the American Stock Exchange under the ticker symbol "TFT."
                         RELATIONSHIP WITH AFFILIATES

            Thermo Electron has adopted a strategy of selling a minority interest in subsidiary companies to outside investors as an important tool in its future development. As part of this strategy, Thermo Electron and certain of its subsidiaries have created several privately and publicly held subsidiaries. From time to time, Thermo Electron and its subsidiaries will create other majority-owned subsidiaries as part of its spinout strategy. (The Corporation and such other majority-owned Thermo

                                       24
PAGE

       Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries.")

            Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries have adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly, (2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

            To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range financial planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and each of the Thermo Subsidiaries.

            The Charter presently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Corporation, can withdraw from participation in the Charter

                                       25
PAGE
       upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. However, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

            As provided in the Charter, the Corporation and Thermo Electron have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, employee benefit administration, tax advice and preparation of tax returns, centralized cash management and financial and other services to the Corporation. Beginning January 1, 1996, the Corporation was assessed an annual fee equal to 1.0% of the Corporation's revenues for these services. The fee is reviewed annually and may be changed by mutual agreement of the Corporation and Thermo Electron. During fiscal 1996, Thermo Electron assessed the Corporation $1,922,000 in fees under the Services Agreement. Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are fair to the Corporation. For items such as employee benefit plans, insurance coverage and other identifiable costs, Thermo Electron charges the Corporation based on charges attributable to the Corporation. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Corporation upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Corporation ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Corporation will be required to pay a termination fee equal to the fee that was paid by the Corporation for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Corporation or as required in order to meet the Corporation's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Corporation a fee equal to the market rate for comparable services if such services are provided to the Corporation following termination.

            The Corporation and Thermo Electron have a tax allocation agreement under which the Corporation and its subsidiaries are included in the consolidated federal and state income tax returns

                                       26
PAGE
       filed by Thermo Electron. The agreement provides that in years in which these entities have taxable income, the Corporation will pay to Thermo Electron amounts comparable to the taxes it would have paid if the Corporation had filed separate tax returns. In years in which these entities incur a loss, Thermo Electron will reimburse the Corporation the amount that the Corporation would have received if it had filed separate tax returns. If Thermo Electron's equity ownership of the Company were to drop below 80%, the Corporation would be required to file its own income tax returns. In 1996, the Corporation paid Thermo Electron $
                                                                --------
                  under the tax allocation agreement.
       ----------

            As of December 28, 1996, $75,566,000 of the Corporation's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Corporation in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, U.S. government agency securities, money market funds, commercial paper and other marketable securities, in the amount of at least 103% of such obligation. The Corporation's funds subject to the repurchase agreement are readily convertible into cash by the Corporation and have a maturity of three months or less. The repurchase agreement earns a rate based on the Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

            In December 1994, Thermo Electron subcontracted with the Corporation's Fiberprep subsidiary to supply approximately $16,000,000 in equipment and services over a two-year period for an office wastepaper and de-inking facility. Thermo Electron is the primary contractor on the construction of such facility. The Corporation recorded revenues of $1,876,000 under this subcontract in 1996.

            Thermo Electron owned approximately 84% of the Corporation's outstanding Common Stock on December 28, 1996. Thermo Electron intends for the foreseeable future to maintain at least 80% ownership of the Corporation. This may require the purchase by Thermo Electron of additional shares of the Corporation's Common Stock from time to time as the number of outstanding shares issued by the Corporation increases. These purchases may be made in the open market, directly from the Corporation or pursuant to conversion of the Corporation's 3.5% Subordinated Convertible Note due August 1, 1997 held by Thermo Electron.


       Stock Holding Assistance Plan

            In 1996, the Corporation adopted a stock holding policy which requires its executive officers to acquire and hold a minimum number of shares of common stock. In order to assist the executive officers in complying with the policy, the Corporation also adopted a Stock Holding Assistance Plan under which it may make interest-free loans to certain key employees, including its executive officers, to enable such employees to purchase the Common Stock in the open market. During 1996, Mr. Rainville
                                       27
PAGE
       received a loan in the principal amount of $        under this
                                                   -------
       plan to purchase                 shares.  The loan to Mr.
                        ---------------
       Rainville is payable on demand and requires that 20% of the principal amount of the loan be repaid from the bonus payable to Mr. Rainville in each of the next five years, commencing with the bonus payment in 1997 for calendar 1996 performance, until the loan is repaid in full.


                                - PROPOSAL 2 -

       PROPOSAL TO AMEND THE CORPORATION'S CERTIFICATE OF INCORPORATION

                      TO INCREASE AUTHORIZED COMMON STOCK

            The Board of Directors has determined that it is advisable to increase the Corporation's authorized Common Stock from 75 million shares to 150 million shares, and has voted to recommend that the Stockholders adopt an amendment to the Corporation's Certificate of Incorporation effecting the proposed increase.

            As of March 1, 1997, approximately [ ] million shares of Common Stock were issued and outstanding (excluding treasury shares), after giving effect to the three-for-two stock split of the Common Stock distributed in June 1996, and approximately an additional [ ] million shares were reserved for issuance upon the conversion of existing securities and exercise of options granted under the Corporation's various stock-based plans. Accordingly, a total of approximately [ ] million shares of Common Stock are available for future issuance.

            The Board of Directors believes it continues to be in the best interest of the Corporation to have sufficient additional authorized but unissued shares of Common Stock available in order to provide flexibility for corporate action in the future. Management believes that the availability of additional authorized shares for issuance from time to time in the Board of Directors' discretion in connection with possible acquisitions of other companies, future financing, investment opportunities, stock splits or dividends or for other corporate purposes is desirable in order to avoid repeated separate amendments to the Corporation's Certificate of Incorporation and the delay and expense incurred in holding special meetings of the Stockholders to approve such amendments. There are at present no specific understandings, arrangements or agreements with respect to any future acquisitions that would require the Corporation to issue any new shares of its Common Stock. The Board of Directors believes that the currently available unissued shares do not provide sufficient flexibility for corporate action in the future.

            No further authorization by vote of the Stockholders will be solicited for the issuance of the additional shares of Common Stock proposed to be authorized, except as might be required by law, regulatory authorities or rules of the American Stock

                                       28
PAGE

       Exchange or any stock exchange on which the Corporation's shares may then be listed. The issuance of additional shares of Common Stock may have a dilutive effect on the Corporation' s current Stockholders. The Stockholders of the Corporation do not have any preemptive right to purchase or subscribe for any part of any new or additional issuance of the Corporation's securities.

            Thermo Electron, which owned approximately [ ]% of the outstanding voting stock of the Corporation on April 7, 1997, has sufficient votes to approve the amendment and has indicated its intention to vote for the approval of the amendment.

            The affirmative vote of a majority of the Common Stock outstanding and entitled to vote at the Meeting is required to approve the amendment to the Corporation's Certificate of Incorporation to effect the proposed increase in the Corporation's authorized shares. The Board of Directors considers this amendment to be advisable and in the best interests of the Corporation and its Stockholders and recommends that you vote FOR approval of the amendment. If not otherwise specified, Proxies will be vote FOR approval of this amendment.


                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

            The Board of Directors has appointed Arthur Andersen LLP as independent public accountants for fiscal 1997. Arthur Andersen LLP has acted as independent public accountants for the Corporation since its inception in 1991. Representatives of that firm are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions. The Board of Directors has established an Audit Committee, presently consisting of two outside Directors, the purpose of which is to review the scope and results of the audit.

                                 OTHER ACTION

            Management is not aware at this time of any other matters that will be presented for action at the Meeting. Should any such matters be presented, the Proxies grant power to the proxy holders to vote shares represented by the Proxies in the discretion of such proxy holders.

                             STOCKHOLDER PROPOSALS

            Proposals of Stockholders intended to be presented at the 1998 Annual Meeting of the Stockholders of the Corporation must be received by the Corporation for inclusion in the Proxy Statement and form of Proxy relating to that meeting no later
       than December [       ], 1997.





                                       29
PAGE

                            SOLICITATION STATEMENT

            The cost of this solicitation of Proxies will be borne by the Corporation. Solicitation will be made primarily by mail, but regular employees of the Corporation may solicit Proxies personally, by telephone or telegram. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Corporation will reimburse such parties for their reasonable charges and expenses in connection therewith.



       Waltham, Massachusetts
       April [     ], 1997